Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 30, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Meridian Bioscience, Inc. on Form 10-K for the year ended September 30, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Meridian Bioscience, Inc. on Form S-3ASR (File No. 333-200645), and on Forms S-8 (File No. 333-179440, File No. 333-155703, File No. 333-122554, File No. 333-122002, File No. 333-75312, and File No. 333-74825).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

November 30, 2015